Exhibit 99.1

INCREASES CASH DIVIDEND FOR 40TH CONSECUTIVE YEAR

Quarterly payment of $0.24 per share is 6.7% increase over prior year

MEDINA, Ohio, Oct. 10, 2013 /PRNewswire/ — RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.24 per share, payable on October 31, 2013, to stockholders of record as of October 21, 2013. This payment represents a 6.7 percent increase over the $0.225 quarterly cash dividend paid at this time last year.

This action marks RPM’s 40th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all 19,000 publicly-traded U.S. companies. Only 47 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2013 edition of the Mergent Handbook of Dividend Achievers. At a share price of $36.50, RPM’s dividend yield would be 2.6 percent.

“With a dividend yield of nearly 3 percent and an appreciating stock price driven by a growing business, RPM is an attractive investment for both individual and institutional investors,” stated chairman and chief executive officer Frank C. Sullivan. “RPM’s total return to shareholders, comprised of share price appreciation plus dividends reinvested, has outpaced the S&P 500 by 87 percent over the past 10 years and by 27 percent over the past five years, for the periods ended May 31, 2013. We are big believers in a growing cash dividend as an important element of driving value for long-term stockholders.”

At the annual meeting, RPM re-elected four directors to serve in Class I with terms expiring at the annual stockholders meeting in 2016. They include Frank C. Sullivan, chairman and chief executive officer of RPM International Inc.; Thomas C. Sullivan, chairman emeritus and retired chief executive officer of RPM International Inc.; David A. Daberko, retired chairman and chief executive officer of National City Corporation (now part of PNC Financial Services Group, Inc.); and Craig S. Morford, chief legal and compliance officer of Cardinal Health, Inc.

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president—investor relations and planning, at 330-273-5090 or bslifstein@RPMinc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2012, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

SOURCE RPM International Inc.